Exhibit 6.5


                              MANAGEMENT AGREEMENT

THIS AGREEMENT made effective January 1, 1997.


BETWEEN:

           3099458 CANADA INC., a body corporate, duly incorporated under the Canada Business Corporations Act, having its head office situate at 304 - 850 Burrard Street, Vancouver, British Columbia, V6Z 2J1;

           (hereinafter called the "Corporation")

                                                            OF THE FIRST PART

AND:

           MAYON MANAGEMENT CORP., a body corporate, duly incorporated under the laws of the Province of British Columbia, having its head office Suite 304, 850 Burrard Street, Vancouver, British Columbia, V6Z 2J1;

           (hereinafter called the "Manager")

                                                            OF THE SECOND PART

WHEREAS:

A. The Corporation is engaged in the natural resource industry and requires the services of a manager to fulfill the day-to-day responsibilities imposed on the Corporation; and

B. The Manager has agreed to act as Manager of the Corporation;

NOW THEREFORE THIS AGREEMENT WITNESSETH that for and in consideration of the premises, the mutual covenants and agreements herein contained the parties hereto hereby agree as follows:

1. The Corporation hereby agrees to retain the services of the Manager.

2. The retention of the Manager shall be for a period of one (1) year commencing January 1, 1997, and continuing thereafter from year to year unless and until terminated as hereinafter provided.

3. The Manager shall serve the Corporation and any subsidiaries from time to time owned by the Corporation in such capacity or capacities and shall perform such duties and exercise such powers as may from time to time be determined by Resolution of the Board of Directors of Corporation.
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                                                                          Page 2

4. Notwithstanding the control vested in the Board of Directors with respect to the activities of the Manager, the Manager shall have from the date of commencement of this Agreement, the authority and responsibility to deal with the following subject matters:

a. maintaining the services of professionals for the purpose of reviewing all prospects introduced to the Corporation for investment or participation;

b. selecting on the basis of evaluations provided by professionals after consideration of the risk factors involved, suitable properties for acquisition and participation;

c. negotiating contracts with potential participants in ventures to be participated in by the Corporation;

d.   negotiating   for  and   obtaining   the  services  of  operators  for  the
     Corporation's prospects, or if the Corporation is the operator, negotiating for and obtaining the services of drilling contractors;

e.   conducting   on-site   inspections  of  all  projects   undertaken  by  the
     Corporation;

f. arranging for an securing financings for the Corporation as may be permitted by regulatory bodies;

g. arranging for timely disclosure of all material facts in the affairs of the Corporation;

h. arranging for the collection of all receivables and production revenue to be obtained by the Corporation;

i. negotiating for and concluding all oil and gas or other natural resource products sales contracts;

j.   establishing and maintaining suitable banking relations;

k. ensuring the maintenance of proper accounting records and compiling monthly statements of the source and application of funds;

l. arranging for payment of all payables of the Corporation and/or any subsidiaries;

m.   perusing and replying to all corporate inquiries and correspondence;

n. securing and obtaining for the benefit of the Corporation competent tax advice, legal advice and services and accounting services; and

o. and all such other duties as may be imposed upon the Manager from time to time due to the nature of the Corporation's business.

5. The remuneration of the Manager for his services hereunder shall be at the rate of SIXTY THOUSAND DOLLARS ($60,000) DOLLARS per year (together with any such increments thereto as the Board of Directors of the Corporation may from time to time) payable in equal

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                                                                          Page 3

monthly installments in advance on the first business day of each calendar month, the first such installment to be payable on the first day of January, 1997.

6. The Manager shall be reimbursed for all traveling and out-of-pocket expenses actually and properly incurred by it in connection with its duties hereunder. In respect of expenses, the Manager shall provide statements and vouchers to the Corporation as and when required by it.

7. The terms "subsidiary" and "subsidiaries" as used herein mean any corporation or Corporation of which more than 50% of the outstanding shares carrying voting rights at all times are for the time being owned by or held for the benefit of the Corporation and any other corporation or company in like relation to the Corporation and include any corporation or company in like relation to a subsidiary.

8. Any notice required or permitted to be given hereunder to the Manager or to the Corporation shall be given by registered mail, postage prepaid, addressed to the Manager or the Corporation at their respective registered offices from time to time in existence. Any notice mailed as aforesaid shall be deemed to have been received by the Addressee on the second business day following the date of mailing.

9. This Agreement may be terminated:

a.   by the Manager on ninety (90) days written notice to the Corporation; or

b.   by the Corporation on thirty (30) days written notice to the Manager.

10. The provisions of this Agreement shall be governed by and interpreted in accordance with the laws of the Province of British Columbia.

IN WITNESS WHEREOF, the parties hereto have hereunto caused these presents to be executed, as of the day and year first above written.


THE CORPORATE SEAL of                )
3099458 CANADA INC.                  )
was hereunto affixed in the          )
 presence of:                        )
                                     )          (c/s)
__________________________________   )
                                     )
__________________________________   )



THE CORPORATE SEAL of                )
MAYON MANAGEMENT CORP.               )
was hereunto affixed in the          )
 presence of:                        )
                                     )
                                     )          (c/s)
__________________________________   )
                                     )
__________________________________   )